Exhibit 99.1

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Reports Third Quarter 2006 Results

Revenue Increases 7% on Continued Organic Growth
and Contributions from 2006 Acquisitions

WALTHAM, MA, October 31, 2006 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services and energy-efficient MicroFridge® appliances to multi-unit housing locations, today announced its financial results for the third quarter ended September 30, 2006.

Mac-Gray reported record third-quarter revenue of $70.0 million, an increase of 6.8% from 2005 third-quarter revenue of $65.6 million.  Net loss for the quarter was $267,000, or ($0.02) per diluted share, compared with third-quarter 2005 net income of $1.4 million, or $0.11 per diluted share.  Third-quarter 2006 net loss includes non-cash charges of $965,000 related to derivative instruments and $294,000 for stock-based compensation.  Third-quarter 2005 net income included a gain related to derivative instruments of $1.7 million and a charge for the early extinguishment of debt of $461,000.  Excluding these items from both periods, adjusted net income for the third quarter of 2006 was $278,000, or $0.02 per diluted share, compared with adjusted net income of $789,000, or $0.06 per diluted share, for the third quarter of 2005.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to net income, as adjusted.

For the third quarter of 2006, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) was $12.5 million, compared with $13.5 million in the year-earlier quarter.  EBITDA, as adjusted for the items relating to derivative instruments, stock-based compensation and early extinguishment of debt previously mentioned, increased 11.3% to $13.7 million, from $12.3 million in the year-earlier quarter.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income to EBITDA and EBITDA, as adjusted.

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Comments on the Third Quarter
“We generated top-line growth of 8.6% in our core laundry facilities management business, through contributions from small acquisitions we have completed so far this year, combined with steady organic growth of 3.2%,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer.  “Also, during the quarter, Product Sales were essentially flat from the third quarter of 2005, as a 24% increase in Maytag/Whirlpool equipment sales offset a 14% decline in MicroFridge product sales.

“Quarterly growth in EBITDA, as adjusted, of 11.3%, exceeded the 6.8% growth in revenue, which is a trend we see continuing in the fourth quarter.  With more than 95% of our EBITDA, as adjusted, being derived from laundry facilities management, this trend reflects the growing strength of our core business.

“Another highlight of the quarter was our LaundryView™ product, which reached the milestone of being on 100 college and university campuses, out of more than 600 that we serve.  We also rolled out the next generation of that product — LaundryView™ 3.0 — prior to the opening of the current academic season.  LaundryView™, along with the other components of our Intelligent Laundry Systems™ suite, is a key competitive differentiator for Mac-Gray.  It has greatly increased the strength of our brand and affords us opportunities for customer loyalty and additional revenue, particularly within the academic marketplace.

“We are disappointed with our bottom-line performance in the third quarter, as a number of items negatively affected our gross margin and net income performance, as compared with 2005.

•                  First, our product mix within Product Sales was not favorable.  We experienced a dramatic increase in Maytag/Whirlpool equipment sales, which carry a lower margin than our MicroFridge products.

•                  Second, based on a comprehensive review of laundry equipment that we remove from the field in the normal course of business and then place back in service, we made the decision that top-loading equipment that is not Energy Star® rated should not be retained for refurbishing because of declining demand for this less efficient equipment.  As a result, we incurred higher equipment disposal costs of approximately $500,000 in the third quarter.  These costs were charged to depreciation expense, and are consequently reflected in our revised depreciation guidance for 2006.

•                  Third, income from operations also was hampered by higher general and administrative expenses associated with stock-based compensation expenses as well as compliance costs in conjunction with the first-year implementation of Sarbanes-Oxley 404.

•                  Fourth, we realized a $767,000, or 26%, increase in interest expense, reflecting approximately $19 million of additional borrowing for acquisitions made in 2006, as well the higher rates paid on the bonds we sold in August 2005 included for a full quarter in 2006.

“Our third-quarter bottom-line results also were affected by a non-cash loss of nearly $1 million related to derivative instruments, which do not qualify for hedge accounting treatment.  These interest rate protection contracts, with a blended rate of 3.3%, continue to be a valuable commodity for Mac-Gray, but are subject to a non-cash gain or loss each quarter based on the interest rate environment.  Year to date, the third-quarter non-cash loss from the derivative instruments was largely offset by a nearly equivalent non-cash gain in the first six months of

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2006.  Hedge accounting treatment aside, having these contracts in place has saved us approximately $230,000 in cash interest expense in Q3 and $600,000 year-to-date.”

Nine-Months Results
For the nine months ended September 30, 2006, Mac-Gray reported record revenue of $206.7 million, an increase of 8.0% from revenue of $191.3 million for the first nine months of 2005.  Revenue in the core laundry facilities business was up 8.7% year-to-date, consisting of 4.8% organic growth and the balance attributable to acquisitions made in 2006.  Net income for the first nine months of 2006 was $1.9 million, or $0.14 per diluted share, compared with $10.4 million, or $0.79 per diluted share, for the first nine months of 2005.  Excluding:

•                  a non-cash loss related to derivative instruments of $40,000, and non-cash stock-based compensation expense of $888,000, in the first nine months of 2006 and

•                  a non-cash $1.7 million gain related to derivative contracts, a non-cash $668,000 charge for the early extinguishment of debt and a $10.8 million gain on real estate in the first nine months of 2005, adjusted net income for the nine months ended September 30, 2006 was $2.2 million, or $0.17 per diluted share, compared with $3.7 million, or $0.28 per diluted share, for the comparable period in 2005.

For the first nine months of 2006, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) was $40.2 million, compared with $50.1 million in the year-earlier period.  EBITDA, as adjusted for items previously mentioned, increased 7.0% to $41.1 million, from $38.4 million in the first nine months of 2005.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of reported net income to net income, as adjusted, EBITDA and EBITDA, as adjusted.

Business Outlook and Financial Guidance
“Our underlying business fundamentals remain strong, as the company continues to produce steady growth,” concluded MacDonald.  “Within our core laundry facilities management business, we are driving incremental revenue by adding new accounts and renewing existing accounts to long-term contracts, as well as through technological innovations and vend increases.  We also are continuing to evaluate accretive acquisition possibilities that increase our geographic density.”

Based on its nine-month results and current market conditions, Mac-Gray is updating its previously announced guidance for the full-year 2006.  The revised ranges are set forth below:

•                  Revenue in the range of $275 million to $280 million, revised from prior guidance of $270 million to $285 million;

•                  Depreciation and amortization in the range of $35 million to $37 million, revised from prior guidance of $33 million to $36 million;

•                  Interest expense in the range of $13 million to $15 million;

•                  An income tax rate of 35% to 40%, revised from prior guidance of 40% to 42%;

•                  Diluted earnings per share in the range of $0.25 to $0.30, revised from prior guidance of $0.35 to $0.40; and

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•                  Total capital expenditures in the range of $32 million to $34 million, including laundry facilities management contract incentives, revised from prior guidance of $32 million to $35 million.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to vacancy rates, no change in the number of shares outstanding in calculating earnings per share data and the earnings impact of the events referenced in this release.  Excluded from the guidance is any impact from fluctuations in interest rates, which could impact interest expense and/or create gains or losses related to derivative instruments held by the Company.  These estimates may be subject to fluctuations as a result of a number of factors, including the Company’s ability to successfully integrate acquired assets and operations, as well as the risk that the Company will incur unanticipated costs related to acquired businesses’ operations or not realize expected revenues, synergies and cost savings.  There can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information
The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, provide a business and financial outlook, and answer questions.  To hear a live broadcast of the call, log onto www.macgray.com or dial (913) 981-5592 or (888) 202-2422 prior to the call.

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

About Mac-Gray Corporation
Founded in 1927, Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premises for a fixed term, which is generally seven to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 63,000 multi-housing laundry rooms located in 40 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also has entered into agreements with Maytag Corporation to market Maytag’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

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Intelligent Laundry Solutions™, Intelligent Laundry Systems™, LaundryView™, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s estimates of revenue, earnings, earnings per share, interest expense, income tax rate, depreciation and amortization expense, and capital expenditures for the full year 2006.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate acquired assets and operations, and service the increased debt incurred to finance the acquisition, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts; Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2006	2005	2006

Revenue	$65,573	$70,003	$191,329	$206,720
Cost of revenue:
Cost of facilities management revenue	34,916	37,539	105,058	113,925
Depreciation and amortization	7,780	9,189	23,360	25,906
Cost of products sold	11,234	11,329	26,115	27,887
Total cost of revenue	53,930	58,057	154,533	167,718

Gross margin	11,643	11,946	36,796	39,002

Operating expenses:
Selling, general and administration expenses	7,417	8,197	22,771	25,863
Loss on early extinguishment of debt	461	—	668	—
(Gain) loss on sale or disposal of assets, net	(52)	(92)	(10,939)	23
Total operating expenses	7,826	8,105	12,500	25,886

Income from operations	3,817	3,841	24,296	13,116

Interest expense, net	2,899	3,666	7,724	10,247
(Gain) loss related to derivative instruments	(1,659)	965	(1,659)	40
Income (loss) before provision for income taxes	2,577	(790)	18,231	2,829
Provision for income taxes	1,141	(523)	7,793	933
Net income (loss)	$1,436	$(267)	$10,438	$1,896
Net income (loss) per common share — basic	$0.11	$(0.02)	$0.81	$0.15
Net income (loss) per common share — diluted	$0.11	$(0.02)	$0.79	$0.14
Weighted average common shares outstanding — basic	12,879	13,034	12,845	12,988
Weighted average common shares outstanding — diluted	13,351	13,467	13,240	13,414

MAC-GRAY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value)

	December 31,	September 30,
	2005	2006
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,046	$11,862
Trade receivables, net of allowance for doubtful accounts	10,308	10,493
Inventory of finished goods	6,398	7,679
Prepaid expenses, facilities management rent and other current assets	9,961	11,164
Total current assets	37,713	41,198
Property, plant and equipment, net	118,459	121,411
Goodwill	37,941	38,454
Intangible assets, net	116,793	127,656
Prepaid expenses, facilities management rent and other assets	13,177	16,962
Total assets	$324,083	$345,681

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$1,185	$1,164
Trade accounts payable and accrued expenses	22,724	19,637
Accrued facilities management rent	15,629	15,577
Deferred revenues and deposits	682	623
Total current liabilities	40,220	37,001
Long-term debt and capital lease obligations	165,493	184,480
Deferred income taxes	29,010	31,270
Other liabilities	759	670
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 12,924,340 outstanding at December 31, 2005, and 13,443,754 issued and 13,050,549 outstanding at September 30, 2006)	134	134
Additional paid in capital	69,032	70,239
Accumulated other comprehensive income	315	228
Retained earnings	24,513	25,742
	93,994	96,343
Less: common stock in treasury, at cost (519,414 shares at December 31, 2005 and 393,205 shares at September 30, 2006)	(5,393)	(4,083)
Total stockholders’ equity	88,601	92,260
Total liabilities and stockholders’ equity	$324,083	$345,681

MAC-GRAY CORPORATION
TABLE 1
Reconciliation of Reported Net Income (Loss) to Adjusted Net Income
(In thousands, except  per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2006	2005	2006
Net income (loss), as reported	$1,436	$(267)	$10,438	$1,896

Income (loss) before provision for income taxes, as reported	$2,577	$(790)	$18,231	$2,829
Stock compensation expense (1)	—	294	—	888
Gain on non-recurring sale of assets (2)	—	—	(10,767)	—
(Gain) loss related to derivative instruments (3)	(1,659)	965	(1,659)	40
Loss on early extinguishment of debt (4)	461	—	668	—
Income before provision for income taxes, as adjusted	1,379	469	6,473	3,757
Provision for income taxes, as adjusted	590	191	2,767	1,533

Net income, as adjusted	$789	$278	$3,706	$2,224

Diluted earnings per share, as adjusted	$0.06	$0.02	$0.28	$0.17

(1)             On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments”, (“FAS123(R)”).  These amounts represent expenses relating to issuances of equity awards during the periods presented.

(2)             Represents a pre-tax gain recognized in connection with the sale of the Company’s office and warehouse facility in Cambridge, Massachusetts on June 30, 2005.

(3)             Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

(4)             Represents unamortized costs related to terminated credit facilities.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION
TABLE 2
Reconciliation of Reported Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation
and Amortization (“EBITDA”) and EBITDA, as adjusted
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2006	2005	2006
Net income (loss)	$1,436	$(267)	$10,438	$1,896

Interest expense, net	2,899	3,666	7,724	10,247
Provision for income taxes	1,141	(523)	7,793	933
Depreciation and amortization	8,061	9,600	24,190	27,081

EBITDA	13,537	12,476	50,145	40,157

Stock compensation expense (1)	—	294	—	888
Gain on non-recurring sale of assets (2)	—	—	(10,767)	—
(Gain) loss related to derivative instruments (3)	(1,659)	965	(1,659)	40
Loss on early extinguishment of debt (4)	461	—	668	—

EBITDA, as adjusted	$12,339	$13,735	$38,387	$41,085

(1)             On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments”, (“FAS123(R)”).  These amounts represent expenses relating to issuances of equity awards in the periods presented.

(2)             Represents a pre-tax gain recognized in connection with the sale of the Company’s office and warehouse facility in Cambridge, Massachusetts on June 30, 2005.

(3)             Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

(4)             Represents unamortized costs related to terminated credit facilities.

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA and Adjusted EBITDA as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and Adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our 2005 senior credit facilities and the indenture governing our 7 5/8% senior notes.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.